EXHIBIT 5

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                          Willkie Farr & Gallagher LLP
                               787 Seventh Avenue
                             New York, NY 10019-6099

December 12, 2003

Pharmion Corporation
2525 28th Street
Boulder, Colorado 80301

Ladies and Gentlemen:

We have acted as counsel to Pharmion Corporation (the "Company"), a corporation organized under the laws of the State of Delaware, with respect to the Company's Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission on or about December 12, 2003 in connection with the registration under the Securities Act of 1933, as amended (the "Act"), by the Company of an aggregate of 3,133,000 shares of common stock of the Company, par value $0.001 per share (the "Common Stock"), issuable pursuant to the terms of the Pharmion Corporation 2000 Stock Incentive Plan and the Pharmion Corporation 2001 Non-Employee Director Stock Option Plan (together, the "Plans").

In connection with this opinion, we have examined, originals and/or copies (certified or otherwise identified to our satisfaction) of all such documents, certificates, records and other instruments as we have deemed necessary or appropriate to enable us to render the opinion expressed below. As to factual matters, we have relied upon certificates and statements of officers of the Company and such other documents as we have deemed necessary or appropriate to enable us to render the opinion expressed below and we have not undertaken any independent investigation to determine the existence of or absence of such factual matters. In such examination, we have assumed the accuracy of all documents and information furnished to us, the genuineness of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified, conformed or photostatic copies, as well as the genuineness of all signatures on all such documents.

Based on and subject to the foregoing, we are of the opinion that the shares of Common Stock to be issued pursuant to stock options granted in accordance with the terms of the Plans will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

This opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal securities laws of the United States.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP